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[logo Cincinnati Bell]                                           Press Release
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Investor contact:                              Media contact:
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Mike Hemsath                                   Thomas Osha
513.397.7788                                   513.397.7316
mike.hemsath@cinbell.com                       tom.osha@cinbell.com
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              CINCINNATI BELL INC. CLOSES SALE OF BROADBAND ASSETS

CINCINNATI - June 13, 2003 -- Cincinnati Bell Inc. (NYSE: CBB) today announced that it has closed its previously announced sale of substantially all of the assets of its broadband business, Broadwing Communications Services, Inc., to privately held C III Communications, LLC.

"The closing of the sale of our broadband business represents a substantial milestone in our strategic restructuring plan," said Kevin Mooney, Cincinnati Bell's Chief Executive Officer. "We will now devote our undivided energy to running our Cincinnati businesses, with a continued focus on customer service, generating a significant amount of cash flow, and creating value for our shareholders."

Under the terms of the amended purchase agreement, C III Communications will pay Cincinnati Bell Inc. $108.7 million subject to post-closing adjustments. C III Communications has also assumed certain liabilities and other long-term contractual operating commitments of Broadwing Communications Services, Inc., will continue providing services to customers, and has retained current employees. The Company has transferred the assets of its broadband business to C III Communications in those states where regulatory approvals have already been obtained. A portion of the purchase price will be kept in escrow until regulatory approvals authorizing the transfer of the remaining assets have been obtained. As of the closing, state public utility commissions representing over 75 percent of Broadwing Communications Services, Inc.'s revenue had approved the transaction.

Cincinnati Bell will be a customer of C III Communications and will continue to market its broadband products to business customers. Cincinnati Bell will also sell long distance


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services, under the Cincinnati Bell Any Distance brand, to residential and business customers in the Greater Cincinnati market.

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ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the second year in a row, by J.D. Power and Associates for local residential telephone service and residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Cincinnati Bell's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2002 Form 10-K for Cincinnati Bell Inc.